As filed with the Securities and Exchange Commission on October 8, 2024

Registration Statement No. 333-220641

Registration Statement No. 333-216010

Registration Statement No. 333-189614

Registration Statement No. 333-171149

Registration Statement No. 333-162668

Registration Statement No. 333-70567

Registration Statement No. 033-38429

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-220641

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216010

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-189614

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-171149

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-162668

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-70567

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 033-38429

UNDER THE SECURITIES ACT OF 1933

Tellurian Inc.

(Exact name of registrant as specified in its charter)

Delaware	06-0842255
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1201 Louisiana Street, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices) (Zip Code)

MAGELLAN PETROLEUM CORPORATION STOCK OPTION PLAN

MAGELLAN PETROLEUM CORPORATION 1998 STOCK OPTION PLAN

MAGELLAN PETROLEUM CORPORATION 1998 STOCK INCENTIVE PLAN

2012 OMNIBUS INCENTIVE COMPENSATION PLAN

2016 OMNIBUS INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED TELLURIAN INC. 2016 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full title of the plan)

Vanessa Martin

Tellurian Inc.

1500 Post Oak Boulevard

Houston, TX 77056

(346) 387-4441

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Tellurian Inc., a Delaware corporation (the “Registrant”), is filing with the Securities and Exchange Commission (the “SEC”) these post-effective amendments (these “Post-Effective Amendments”) to deregister any and all shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), previously registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof (note that the share numbers listed below do not take into account corporate actions taken in the interim):

1.	Registration Statement No. 033-38429, filed with the SEC on December 31, 1990, registering 1,000,000 shares of Common Stock issuable pursuant to the Magellan Petroleum Corporation Stock Option Plan;

2.	Registration Statement No. 333-70567, filed with the SEC on January 14, 1999, registering 1,000,000 shares of Common Stock issuable pursuant to the Magellan Petroleum Corporation 1998 Stock Option Plan;

3.	Registration Statement No. 333-162668, filed with the SEC on October 26, 2009, registering 4,205,000 shares of Common Stock issuable pursuant to the Magellan Petroleum Corporation 1998 Stock Incentive Plan (the “1998 Stock Incentive Plan”);

4.	Registration Statement No. 333-171149, filed with the SEC on December 14, 2010, registering 2,000,000 shares of Common Stock issuable pursuant to the 1998 Stock Incentive Plan;

5.	Registration Statement No. 333-189614, filed with the SEC on June 26, 2013, registering 5,288,435 shares of Common Stock issuable pursuant to the 2012 Omnibus Incentive Compensation Plan and 1,374,166 shares of Common Stock previously granted outside the 1998 Stock Incentive Plan to Milam Randolph Pharo, Blaine K. Spies, Wesson Liversage, C. Mark Brannum, Chris Peterson, and Kristin Keller, as standalone inducement awards;

6.	Registration Statement No. 333-216010, filed with the SEC on February 10, 2017, registering 40,000,000 shares of Common Stock issuable pursuant to the 2016 Omnibus Incentive Compensation Plan; and

7.	Registration Statement No. 333-220641, filed with the SEC on September 26, 2017, registering 60,000,000 shares of Common Stock issuable pursuant to the Amended and Restated Tellurian Inc. 2016 Omnibus Incentive Compensation Plan.

On October 8, 2024, pursuant to the Agreement and Plan of Merger, dated July 21, 2024, by and among Woodside Energy Holdings (NA) LLC, a Delaware limited liability company (“Parent”), and Woodside Energy (Transitory) Inc., a Delaware corporation (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation of the Merger and a wholly owned subsidiary of Parent. These Post-Effective Amendments are being filed as a result of the Merger.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 8, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

TELLURIAN INC.

By:	/s/ Daniel Kalms
Name:	Daniel Kalms
Title:	President